THIS DEBENTURE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS DEBENTURE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING THIS DEBENTURE AND/OR SUCH SECURITIES, OR THE HOLDER FURNISHES AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND THE QUALIFICATION REQUIREMENTS UNDER STATE LAW.

                                 FIBERCORE, INC.

                   Amended and Restated Convertible Debenture

$2,000,000                                            Dated as of April 17, 1995

         1. OBLIGATION. FOR VALUE RECEIVED, FiberCore, Inc., a Nevada corporation (the "Corporation"), hereby promises to pay to AMP INCORPORATED (the "Holder"), on April 17, 2005 the principal sum of Two Million Dollars ($2,000,000), together with interest on such principal sum from the date hereof until payment in full of the principal computed as set forth below. Interest shall be due at maturity and shall be computed by adding simple interest at the Applicable Rate for each Interest Period. The first Interest Period shall commence on the date hereof and end on June 30, 1995. Each successive Interest Period shall commence on the first day of the calendar quarter (i.e., January 1, April 1, July 1, and October 1) and end on the last day of such calendar quarter; provided however, the final Interest Period shall end on the date of payment in full of the principal sum hereof. The Applicable Rate for each Interest Period shall be determined by adding 1% to the London Interbank Offered Rate (LIBOR) for three month deposits as quoted in The Wall Street Journal dated the business day immediately preceding the commencement of such Interest Period.

         2. PREPAYMENT. Upon not less than 30 days prior written notice to the Holder, the Corporation may prepay this Debenture at any time and from time to time, in whole or in part without penalty by payment of the principal sum to be prepaid together with interest on such sum to the date of such prepayment. The Corporation shall be required to prepay the entire principal sum and accrued interest of this Debenture upon not less than thirty day's notice from the Holder demanding such prepayment, which notice may be given only after the right of conversion of this Debenture terminates pursuant to the fifth sentence of
Section 3 hereof.

         3. CONVERSION. All outstanding principal and accrued interest on this Debenture is convertible, at the option of the Holder, at any time into fully paid and nonassessable shares of the Corporation's Common Stock at the conversion rate (the "Conversion Rate") of $1.15762 per share. Any such conversion shall be in the minimum amount of $1,000,000 and integral multiples of $250,000; provided, however, the final conversion may be for all of the remaining principal and accrued interest. Any partial conversion of this Debenture shall be deemed a conversion of

                                       1.

the principal sum hereof until the entire principal amount is converted. Thereafter, any conversion shall be of accrued interest. If the Corporation is the issuer of securities to be sold by it under an effective registration statement pursuant to the Securities Act of 1933, as amended, the Corporation will provide no less than ten days prior notice thereof to the Holder and all conversion rights hereunder will terminate upon the closing of the sale by the Corporation of the securities covered by said registration statement unless the Holder shall have converted this Debenture before said date. In the event the Common Stock is split, subdivided or combined, the Conversion Rate thereafter in effect shall be appropriately adjusted by the Corporation to provide the Holder with the number of shares of Common Stock upon conversion such Holder would have received on such split, subdivision or combination if it had converted this
Debenture immediately prior thereto. In the event the Common Stock is reclassified or the Corporation merges or combines with another entity in a transaction in which the holders of Common Stock receive securities or other consideration in respect of such Common Stock, the Holder shall be entitled after such event to convert this Debenture into the kind and type of securities it would have received had the Holder converted this Debenture immediately prior to such event.

         4. GUARANTEED VALUE. Notwithstanding anything herein to the contrary, if the closing price of the Corporation's Common Stock as quoted on the Nasdaq National Market during the first two (2) years subsequent to the date hereof does not equal or exceed $1.7364 (as adjusted for stock splits, stock dividends or other recapitalization events) for a period of thirty (30) consecutive trading days within which period the Holder is not restricted from selling the Common Stock issuable upon conversion of the Debenture by any federal or state securities laws or by contract with the Corporation, then effective on the second anniversary hereof, an additional number of shares of the Corporation's Common Stock shall be issued to the Holder and an adjustment shall be made in the Conversion Rate for the outstanding balance of the debenture such that the total number of shares (i) issued upon partial conversion of that certain Convertible Debenture, dated as of April 17, 1995 (i.e. 3,058,833 shares), (ii) held by the Holder as a result of the conversion or partial conversion of this Debenture, and (iii) issuable to Holder upon conversion of the outstanding principal balance and accrued interest under this Debenture, would have a market value (based on the average closing price of the Corporation's shares of Common Stock during the last thirty (30) trading days preceding the second anniversary hereof) equal to $7,500,000; provided, however that not more than 6,478,810 shares of the Corporation's Common Stock (as adjusted for stock splits, stock dividends or other recapitalization events) will be issued or issuable to the Holder as a result of the conversion of this Debenture and this Section 4. In the alternative, the Corporation may satisfy this guaranty on the second anniversary hereof by offering or arranging for its designee to offer to purchase from the Holder the converted shares and the outstanding balance of this debenture, including accrued interest, for $7,500,000, reduced pro rata for any intervening sales of shares by the Holder. Such offer to purchase shall be for cash only or other immediately available funds.

         5. SURRENDER AND CANCELLATION OF DEBENTURE. Upon written notice of a conversion by the Holder together with delivery of this Debenture to the Corporation or its transfer agent, the applicable amount of outstanding principal and accrued interest on this Debenture shall be converted. The Corporation shall not be obligated to issue certificates evidencing the shares of the securities issuable upon such conversion unless this Debenture is

                                       2.

either delivered to the Corporation or its transfer agent, or the Holder notifies the Corporation or its transfer agent that this Debenture has been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with this Debenture. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification, issue and deliver at such office to the Holder of this Debenture, a certificate for the securities to which the Holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of closing of the transaction causing conversion or the date of receipt of written notice by the Corporation from the Holder causing conversion. The person entitled to receive the securities issuable upon such conversion shall be treated for all purposes as the record holder or holders of such securities on such date.

         6. COLLATERAL. This Debenture is issued to the Holder pursuant to a Convertible Debenture Purchase Agreement dated as of April 17, 1995, as amended November 27, 1996 (as amended, supplemented, or restated from time to time, the "Purchase Agreement") and amends and restates in its entirety that certain convertible debenture dated as of April 17, 1995, in the original principal amount of $5,000,000. As of November 25, 1996, $5,393.82 of interest has accrued and remains unpaid hereunder (with interest currently accruing at a rate of $898.97 per day). Pursuant to the Purchase Agreement, this Debenture is secured by certain collateral.

         7. DEBENTURE CONFERS NO RIGHTS AS SHAREHOLDER. The Holder shall not have any rights as a shareholder of the Corporation with regard to the shares issuable hereunder prior to actual conversion hereunder.

         8. WAIVERS. The Corporation hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or any other right.

         9. ASSIGNMENT. The Holder shall not assign this Debenture without the prior written consent of the Corporation which consent shall not be withheld except for valid business reasons.


                                       3.

         10. APPLICABLE LAW. This Debenture shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts between Massachusetts residents entered into and to be performed entirely within the State of Massachusetts.

                                                              FIBERCORE, INC.


                                                           By: /s/ Mohd Aslami
                                                               -----------------
                                                                   Mohd Aslami
                                                                   President




                                       4.